Exhibit 4.2
SECURED PROMISSORY NOTE

$ 125,000August 20,2007

Maturity Date: November 19, 2007

FOR VALUE RECEIVED, True North Energy Corporation, a Nevada corporation ("Maker"), or permitted assigns hereby promises to pay to the order of Uphill Limited Liability Company, a Colorado limited liability company, Steven J. Revenig, Trustee, ("Holder") or it's nominee, the principal sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Principal Amount") together with interest thereon as follows:

1.
Interest. Maker will pay interest on the unpaid Principal Amount hereof from time to time outstanding at a rate of 12% per annum. Subject to earlier payment at the option of Maker, interest on the unpaid Principal Amount of this Note at the rate provided shall be payable in monthly installments commencing September 1, 2007. If all interest and principal due on the Note is not paid on or before the Maturity Date, the interest rate will be increased to 24% per annum from the Maturity Date until repayment of the Note in full.

2.
Principal. The Principal Amount shall be payable the earlier of November 19, 2007 or 15 days following the closing of Maker's purchase of all of the assets of Prime Natural Resources Inc. Maker may prepay any portion of the Principal Amount and accrued interest thereon at any time and from time to time without penalty or premium.

3.
Manner of Payment. All payments by Maker on account of principal or interest hereunder shall be made in lawful money of the United States of America, in immediately available funds. If any payment of principal or interest becomes due on a day that is not a Business Day, such payment shall be made not later than the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment. "Business Day" shall mean any day on which commercial banks in Houston, Texas are open for business.

4.
Security. Until paid in full, the Principal Amount, together with the principal amount of a related $125,000 note of Maker to be issued by Maker to Holder, shall each be secured by 1,250,000 shares of the restricted common stock (the "Stock") of Maker standing in the name of Massimiliano Pozzoni and/or John Folnovic. In connection therewith, Maker shall make, execute, acknowledge, deliver and file such documents and instruments, including without limitation a financing statement on Form UCC-1 as may be reasonably necessary to effect, complete, or perfect the security interest of Holder in the Stock.

5.	Stock Issuance. At the time of issuance and delivery of this Note by Maker to Holder, Maker shall issue 50,000 shares (the "Shares") of its restricted common stock to and in the name of Holder.

6.
Piggyback Registration Rights. Until such time that the Shares become eligible for resale pursuant to Rule 144(k) of the General Rules and Regulations under the Securities Act of 1933, as amended, the Shares shall have piggyback registration rights. Such piggyback registration rights will apply to all future registration statements of Maker other than registration statements of Maker relating solely to employee benefit plans or business combinations.

7.
Events of Default. If default shall be made in the payment of the principal or interest on this Promissory Note as and when due and payable and the default shall continue for five (5) Business Days after Holder shall have provided Maker with written notice of such default, then, at any time thereafter during the continuance of such event, (i) Holder may, by further written notice to Maker, declare the remaining principal of, and any accrued but unpaid interest on, this Promissory Note to be forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or notice of any kind other than as expressly herein provided, all of which are hereby expressly waived, and (ii) Holder may pursue any remedies available to it at law or at equity.

8.
No Waiver; Rights and Remedies Cumulative. No failure on the part of Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies or rights provided by law.

9.
Costs and Expenses. Maker shall pay holder a cash fee equal to 3% of the Principal Amount ($3,750) at the closing to reimburse Holder for all costs and expenses incurred by it and shall pay the reasonable fees and disbursements of counsel to Holder in connection with the enforcement of Holder's rights hereunder.

10.
Amendments. No amendment, modification or waiver of any provision of this Promissory Note nor consent to any departure by the Maker therefrom shall be effective unless the same shall be in writing and signed by Payee and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.
Governing Law. This Promissory Note shall be deemed to be a contract made under the laws of Colorado and shall be governed and construed in accordance with the laws of said state without giving effect to principles of conflicts of law.

12.
Headings and Construction. The headings of the paragraphs of this Promissory Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof. Words used herein of any gender shall be construed to include any other gender where appropriate and words used herein which are either singular or plural shall be construed to include the other where appropriate.

13.	Successors and Assigns. The provisions hereof shall be binding upon and shall insure to the benefit of Maker and Holder and their respective successors and assigns.

14.
Partial Invalidity. If any provision of this Promissory Note is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Promissory Note as a whole but this Promissory Note shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable, and the rights and obligations of them parties shall be construed and enforced only to such extent as shall be permitted by law.

15.
Waiver of Notice; Set-Off Generally. Maker hereby waives presentment, notice of protest and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note, and waives any right of set-off or counterclaim with respect to its obligations hereunder.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Maker has caused this Promissory Note to be executed by its duly authorized officer as of the day and year first above written.

TRUE NORTH ENERGY CORPORATION

By:	/s/ John Folnovic
Name:	John Folnovic
Title:	President